EXHIBIT 10.D
AMENDMENT TO VIAD CORP
PERFORMANCE UNIT AGREEMENT
FOR CODE SECTION 409A
THIS AMENDMENT (this “Amendment”), effective as of January 1, 2005 is entered into between Viad Corp, a Delaware Corporation, (the “Company”) and each Employee awarded Performance Units related to Performance Periods commencing on or after January 1, 2005.
WHEREAS, the Company and certain Employees have entered into Performance unit Agreements with Performance Periods and related awards that are subject to restrictions on transfer which lapse per the terms of the Agreement;
WHEREAS, the Company and such Employees wish to amend the Performance Unit Agreements for purposes of documentary compliance with Internal Revenue Code Section 409A (“Section 409A”) on or before December 31, 2007;
NOW THEREFORE, in consideration of the premises and for other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and said Employees agree as follows:
     1. A new Section 6 shall be added as follows:
Compliance with or exemption from Code Section 409A. Notwithstanding any other term of this Plan to the contrary, the Plan is intended to satisfy or otherwise be exempt from the requirements of Section 409A. To the extent that any payment pursuant to this Plan is or becomes subject to Section 409A of the Internal Revenue Code it shall be paid in accordance with the requirements of Section 409A and no deferral or acceleration of payment inconsistent with Section 409A shall be permitted. Any payment subject to Section 409A due to a separation from service shall be delayed for a six month period if payable to a “Key Employee” (as defined below). Payments made upon lapse of a substantial risk of forfeiture herein shall be made within the two and one-half month period following the taxable year of the Corporation in which the amount was no longer subject to a substantial risk of forfeiture and an Employee shall have no ability to designate the taxable year of payment. Payments made due to a Change in Control shall be made within 30 days of the Change in Control and the Employee shall have no discretion to designate the taxable year of receipt. To the extent that any provision of this Plan fails to satisfy the requirements of, or be exempt from Section 409A, the provision shall be automatically modified in a manner that, in the good faith opinion of the Corporation, brings the provision into compliance with Section 409A while preserving as closely as possible the original intent of the Plan. “Key Employee” means an Executive considered a key employee for the 12-month period commencing on April 1st of the year following the 12-month period ending on December 31st of the preceding year during which the Executive met the requirements of Internal Revenue Code Section 416 as applied under Section 409A.
THIS AMENDMENT to the Performance Unit Agreement, having been duly considered by the Board of Directors of Viad Corp at its regular meeting held August ___, 2007, is hereby approved.
     SIGNED this ___day of ___, 2007

By:

(Name)

(Title)